                                                                     EXHIBIT 2.1

File No
From 22. 02. 2000


                                 Deed Roll No.


                                 NOTARIAL DEED

                           SHARE PURCHASE AGREEMENT


     Today this twenty second day of February 2000


     appeared before me, the undersigned notary public; Dr. Rudiger Graf von Stosch,


     at my office in Maximiliansplatz 10, 80333 Munich:


     1. Mr. Ulrich Schaefer, JaiserstraBe 37, 82049 Pullach, here acting in his own name,

     2. Mr. Michael Locherer, HagenerstraBe 14 a, 82418 Murnau, here acting in his own name,

     3. Mr. Walter Fertl, Tsingtauerstr. 24, 81827 Munchen, stating not to act in his own name, but as managing director of

          Onyx CSN Computer Holding GmbH, Stefan-George-Ring 29, 81929 Munchen. After inspection of the commercial register of the lower court of Munich HRB Nr. 129534, I, notary hereby confirm that Mr. Fertl as managing director has power to act singly for Onyx CSN Computer Holding GmbH.

     4. Paul Dauber, 3520 31st Ave. W., Seattle WA 98199, USA, stating not to act in his own name but on behalf of

STOCK PURCHASE AGREEMENT                                                 Page 1

          ONYX Software Corporation, 3180 139/th/ Avenue SE, Suite 500, Bellevue, WA 98005-4091, U.S.A., in his capacity as duly authorized Assistant Secretary and General Counsel.

          Mr. Dauber is acting in this capacity according to his oral statement. A written confirmation of this is not produced. All other parties accept this and require no further proof.

     5.   Dr. Michael Henninger, Attorney at Law,
          80539 Munchen, MarstallstraBe 8.


     Herr Dr. Henninger is personally known to me.

     The other persons appearing proved their identity by presenting their official identity card. The persons appearing requested notarization in English. They stated that they have sufficient command of, and are proficient in, the English language. The notary public, who himself is proficient in English ensured, by way of a personal conversation, that the persons appearing are sufficiently proficient in English. The persons appearing were advised of their right to have this deed be translated by a sworn translator. They expressly waived such right.

     Schedule 2.8 was read in the german language and translated by Dr. Henninger into the english language. A written translation was waived.

     The persons appearing request notarization of the following

STOCK PURCHASE AGREEMENT                                                 Page 2

                           SHARE PURCHASE AGREEMENT

     By and between

     1.        Mr. Ulrich Schaefer, JaiserstraBe 37, 82049 Pullach

                                                - hereinafter "Shareholder 1" -

     2.        Mr. Michael Locherer, HagenerstraBe 14 a, 82418 Murnau

                                                - hereinafter "Shareholder 2" -

     -Shareholder 1 and Shareholder 2 are hereinafter referred to jointly as the "Shareholders" -

     3.        ONYX CSN Computer Holding GmbH, Stefan-George-Ring 29, 81929
               Munchen.

                                                 - hereinafter the "Acquiror" -



                                   Preamble:
                                   ---------

     1. CSN Computer Consulting GmbH (hereinafter "CSN GmbH") with its registered seat in Munich is registered with the commercial register of the Lower Court Munich under HR B 89940. The share capital of CSN GmbH amounts to DM 50,000 which is fully paid in. Shareholder 1 owns one share in CSN GmbH in the nominal amount of DM 35,000 ("Target Share 1"). Shareholder 2 owns one share in CSN GmbH in the nominal amount of DM 15,000 ("Target Share 2") (Target Share 1 and Target Share 2 are hereinafter referred to jointly as the "Target Shares"). The Target Shares are not encumbered with any third party right. CSN GmbH does not hold any participations in other companies. Shareholder 1 and Shareholder 2 are the sole managing directors of CSN GmbH.

     2. The purpose of CSN GmbH is to conduct business in the field of the economic consultation of companies as well as the consultation in the field of computer solutions, in particular, the development and the realization of concepts for modern EDP solutions, EDP consultation, the performance of workshops, training sessions and information meetings as well as the conception, installation and maintenance of local networks.

STOCK PURCHASE AGREEMENT                                                 Page 3

     3. The Acquiror was established with notarial deed of the deputy notary public Dr. Henning Schwarz, notaries public Prof. Dr. Reinhold Geimer and Dr. Rudiger Graf von Stosch, Munich dated January 24, 2000 (deed roll no. S0217/2000) and is registered with the commercial register of the Lower Court Munich under HR B 129534. Mr. Walter Fertl is entitled to represent the Acquiror with his sole signature.

     4. The Acquiror is fully owned by Onyx Software Corporation, a company duly organized and existing under the laws of the State of Washington with its registered office in Bellevue, Washington (USA) (hereinafter "Onyx"). The authorized stock of Onyx consists of 40,000,000 shares of Onyx Common Stock of which 17,878,832 were issued and outstanding as of January 31, 2000 and of 10,000,000 shares preferred stock, of which no shares are outstanding. The Onyx Common Stock is listed for trading on the Nasdaq national market. No suspension of trading in the Onyx Common Stock is in effect and the Onyx Common Stock meets the criteria for listing and trading on the Nasdaq national market in the USA.

     5. Onyx, by executing this Share Purchase Agreement, guarantees as primary obligor ("selbstschuldnerischer Burge") the performance of any and all of Aquiror's duties and obligations hereunder.

     The Acquiror intends to acquire the Target Share 1 from the Shareholder 1 and the Target Share 2 from the Shareholder 2. With this Agreement the parties want to lay down the terms and conditions for the acquisition of the Target Shares by the Acquiror as well as regulate the common principles for their future co-operation.

     NOW, THEREFORE, the Parties agreed as follows:

STOCK PURCHASE AGREEMENT                                                 Page 4

                         ARTICLE I - PURCHASE AND SALE

     1.1  Purchase and Sale

     a. The Acquiror agrees to purchase the Target Share 1 from the Shareholder 1, and the Shareholder 1 agrees to sell the Target Share 1 to the Acquiror.

     b. The Acquiror agrees to purchase the Target Share 2 from the Shareholder 2, and the Shareholder 2 agrees to sell the Target Share 2 to the Acquiror.


     1.2.  Assignment and Transfer of Target Shares

     a. Shareholder 1 herewith assigns and transfers the Target Share 1 to the Acquiror. The Acquiror herewith accepts such assignment and transfer.

     b. Shareholder 2 herewith assigns and transfers the Target Share 2 to the Acquiror. The Acquiror herewith accepts such assignment and transfer.

     c. Title to Target Share 1 and Target Share 2 shall pass upon fulfillment on the following conditions precedent ("aufschiebende Bedingungen"):

          (i) irrevocable arrival of Cash Consideration 1 in the bank accounts of the Shareholders referred to in Subsection 1.3 (a);

          (ii)      delivery of the Onyx Shares as provided for in Subsection
               1.3 (c); and

          (iii) delivery of an effective bank guarantee according to Subsection 1.3 (b).

          The Shareholders shall confirm in writing fulfillment of the conditions precedent to both the Acquiror and the Notary and such confirmation shall be attached to this notarial deed.

STOCK PURCHASE AGREEMENT                                                 Page 5

     d.        With effect of January 1, 2000, (the "Key Date") the profit
                                                     --------
          participation associated with the Target Shares shall be transferred to the Acquiror. This applies also to all profits of CSN GmbH which have been accrued as of the date of notarization of this Agreement (the "Closing Date") but not
                ------------
          been distributed to the Shareholders.

     1.3  Consideration

     The consideration for the entirety of the Target Shares (the "Purchase
                                                                   --------
     Price") amounts to DM 9,000,000 (in words ninemillion Deutschmarks) to be
     -----
     transferred free of charges and which shall be structured as follows:

     a. Upon signing of this Agreement, the Acquiror shall pay to the Shareholders for the Target Shares a first cash installment in the amount of DM 2,250,000 (in words: twomilliontwohundredandfiftythousand Deutschmarks) (the "Cash Consideration 1"). DM 1,575,000.00 (in
                              --------------------
          words: onemillionfivehundredandseventyfivethousand Deutschmarks) shall be paid to the bank account of Shareholder 1, account number 6040198634 routing code 70020270, with HypoVereinsbank. DM 675,000 (in words: sixhundredandseventyfivethousand Deutschmarks) shall be paid to the bank account of Shareholder 2, account number 19112382, routing code 70150000 with Stadtsparkasse Munchen.

     b. The Acquiror shall pay to the Shareholders for the Target Shares a second cash installment in the amount of DM 2,250,000 (in words: twomilliontwohundredandfiftythousand Deutschmarks) (the "Cash
                                                                   ----
          Consideration 2"). DM 1,575,000.00 (in words:onemillionfivehundred-
          ---------------
          andseventyfivethousand Deutschmarks) shall be paid to the bank account of Shareholder 1, account number 6040198634 routing code 70020270, with HypoVereinsbank. DM 675,000 (in words:sixhundredandseventyfive thousand Deutschmarks) shall be paid to the bank account of Shareholder 2, account number 19112382, routing code 70150000 with Stadtsparkasse Munchen. The payment of the Cash Consideration 2 becomes due (i) on January 31, 2001 or (ii) upon the date on which the Shareholders can demonstrate to the Acquiror that the payment of the Cash Consideration 2 is necessary in order to fulfill a tax obligation owed by the Shareholders as a result of this Agreement, whichever date is earlier. In the event Shareholders request Cash Consideration 2 prior to January 31, 2001 they shall submit to Onyx in accordance with Subsection 7.3 written proof by the Shareholders or confirmation in writing by Shareholders' tax advisers of a current tax

STOCK PURCHASE AGREEMENT                                                 Page 6
          obligation as contemplated herein. Upon receipt of such written notice, Acquiror shall pay to Shareholders Cash Consideration 2 within 10 business days. In the event Acquiror fails to pay Cash Consideration 2, the Shareholders shall notify Acquiror in writing of such breach. Acquiror shall then have seven days from receipt of such notice to cure such breach. Acquiror shall furnish a bank guarantee on first request ("selbstschuldnerische Bankburgschaft auf erstes Anfordern") of a German bank or a bank with a branch in Germany for Cash Consideration 2 as set forth in Exhibit 1.

     c. At the Closing Date the Acquiror shall transfer out of Onyx's authorized share capital a number of shares of common stock, $.01 par value per share, of Onyx Software Corporation listed on the Nasdaq national market under the symbol ONXS (the "Onyx Common Stock"
                                                      -----------------
          according to the sample handed over to each of the Shareholders, which have been initialled by all parties equal to the agreed equivalent of DM 4,500,000 in United States Dollars, amounting to 2,261,193 US$ (in words:twomilliontwohundredandsixtyonethousandandonehundredandninety-
          three United States dollars) (the "Onyx Shares"). Such number of Onyx
                                             -----------
          Shares has been calculated using the average of the closing sales prices of Onyx Common Stock on the Nasdaq national market on each February 14, 15 and 16, 2000. The Shareholder 1 is entitled to receiving 70 % of the Onyx Shares equaling 24,289 (twentyfourthousandtwohundredeightynine) Onyx Shares and the Shareholder 2 is entitled to receiving 30 % of the Onyx Shares equaling 10,410 (tenthousandfour

STOCK PURCHASE AGREEMENT                                                 Page 7
          hundredandten) Onyx Shares. The Shareholders herewith agree, that they shall receive 75% of their respective share certificates for the Onyx Shares at the Closing Date and the remaining 25% of the share certificates for the Onyx Shares shall be retained by Onyx pursuant to the holdback provisions of Subsection 1.8.

     1.4  Voting

     The Onyx Shares shall be held by the Shareholders for all purposes (including federal income tax purposes), and the Shareholders shall have full right to vote the Onyx Shares on all matters coming before the shareholders of Onyx.


     1.5  Merger or Recapitalization

     In the event of any merger or recapitalization or similar transaction involving Onyx prior to the time when all Onyx Shares have been transferred or released in accordance with this Agreement, any such Onyx Shares shall be converted or exchanged in accordance with such transaction in the same manner as other Onyx Common Stock, and any securities or property issued in conversion or exchange thereof shall then be included within the definition of Onyx Shares and shall otherwise become subject to this Agreement in lieu of such shares of Onyx Common Stock.

     1.6  Taxation of Dividends

     For federal and state income tax purposes, any dividends or other distributions with respect to the Onyx Shares shall be income of the Shareholders.


     1.7  Stock Split

     Any Onyx Shares to which the Shareholders are entitled under this Agreement shall be eligible for all results of any stock split or payment of a stock dividend or other stock distribution in or on shares of Onyx Common Stock.

     1.8  Holdback


     a. As security for any guarantee claims of the Acquiror or Onyx, as the case may be, Onyx shall retain 25% of each Shareholder's pro-rata portion of the Onyx Shares. Specifically, 6072 shares of Onyx Common Stock, represented by certificate number ONX 1108 (Shareholder 1) and 2602 shares of Onyx Common Stock, represented by certificate number ONX 1109 (Shareholder 2)

STOCK PURCHASE AGREEMENT                                                 Page 8
          shall be retained by Onyx. Together, these shares shall be called the "Pledged Shares" and they shall be held by Onyx according to the
           --------------
          following stipulations:

     b. The Pledged Shares shall include any additional shares, dividends or other payments to be received or made in the course of any stock split, merger, or similar reorganization. The voting rights of the Pledged Shares shall remain with the Shareholders.

     c. Except as otherwise provided under this Subsection 1.8, Onyx is obliged to transfer the Pledged Shares to the Shareholders two years after the Closing Date.

     d. If prior to the second anniversary of the Closing Date Acquiror produces

          (i) a written statement that a legal action for guarantee claims has been filed and
          (ii) a copy of the respective statement of claim stating the registration number and receipt stamp ("Eingangsstempel") of the Landgericht Munchen I,

          then Onyx shall be entitled to hold back a number of the Pledged Shares in the amount of the respective litigation values ("Streitwert") of the pending actions as stated on the statement of claim (subject to any correction by the court). In order to translate the litigation value into the corresponding value of Pledged Shares to be held back, the officially stated closing stock exchange quotation on the Nasdaq national exchange, converted at the DM/Euro : US $ conversion rate (as listed in the Wall Street Journal) for the date of the filing of a respective action, shall be decisive.

    e. In the event it is only necessary for Onyx to hold back a portion of the Pledged Shares in order to satisfy a claim pursuant to Section 3.1, Onyx shall cause the Pledged Shares to be reissued as new stock certificates of such smaller denominations in accordance with para.
          (d) above. Onyx shall then be permitted to retain such number of Pledged Shares to satisfy the claim and shall return the remainder of the Pledged Shares to the Shareholders.

     f. The Pledged Shares shall be delivered by Onyx to the winning party of a law suit in relation to the respective pro-rata value as soon as one of the parties produces a copy of a final judgement and/or Settlement. "Settlement" shall mean a document signed by the Acquiror or Onyx as
           ----------
          the case may be, and the

STOCK PURCHASE AGREEMENT                                                 Page 9

          Shareholders, whereby the parties have reached agreement on the claim in question.

     g. Both parties agree that title to all Onyx shares including the Pledged Shares shall pass to the Shareholders upon signing of this agreement. Possession of the Pledge Shares shall remain with Onyx in the interest of the Shareholders as defined in this Subsection 1.8.

     h. In the event Onyx fails to deliver the Pledged Shares pursuant to Subsection 1.8 (c) the Shareholders shall notify Onyx in writing of such failure to deliver the Pledged Shares. If Onyx does not then deliver the Pledged Shares within three (3) business days from receipt of such notification, Shareholders shall be entitled to a contractual fine ("Vertragsstrafe") in the amount of DM 100,000 without prejudice to any additional damages claims resulting from such delay.


                  ARTICLE II - REPRESENTATIONS AND WARRANTIES

     The Shareholders herewith represent and warrant, each of them individually and independent from each other, in the form of an independent guarantee ("selbstandiges Garantieversprechen") within the meaning of sec. 780, 781 German Civil Code to the Acquiror irrespective of the latter's knowledge or negligent lack of knowledge that, except as expressly disclosed in this Agreement or in Schedules to this Agreement (including any contracts or other documents that are referenced in such Schedules and handed over to Acquiror in two files receipt of which has been acknowledged by initialing each page), as of the Closing Date the following statements are, complete and correct:

     2.1  Company Organization

     a.   The statements under Section 1 of the Preamble and Schedule 2.1 give
                                                             ------------
          an accurate picture on the corporate history and current status of CSN GmbH (deed of establishment, list of deeds of share transfers, excerpt from the commercial register etc.). Except for the agreements disclosed in Schedule 2.1. no agreements exist between CSN GmbH and
                       -------------
          the Shareholders.

     b. The Shareholders are the owners of the Target Shares which are fully paid in, nonassessable ("keine NachschuBpflichten"), free and clear of any encumbrances, restrictions or preemptive rights and no repayment of

STOCK PURCHASE AGREEMENT                                                Page 10
          the share capital has been effected. No person other than the Shareholders holds any interest in any of the Target Shares.

     c. CSN GmbH does not own or control and has not in the past owned or controlled, directly or indirectly, any equity or voting interest in any joint venture, corporation, partnership, limited liability company or other business entity and has no agreement or commitment to purchase any such interest except for the agreement with Orderlink set forth in Schedule 2.1 Nr. 25
                   -------------------

     2.2  Financial Statements

     The Shareholders have delivered to Acquiror in Schedule 2.2 (a) unaudited
                                                    ------------
     draft financial statements ("JahresabschluB") of CSN GmbH for the fiscal year ended December 31, 1999 and unaudited financial statements and tax returns of CSN GmbH as of and for the fiscal years ended December 31, 1998 and 1997 and (b) management accounts ("betriebswirtschaftliche Auswertung") as of January 31, 2000. All the foregoing financial statements are herein referred to as the "Company Financial Statements". The draft financial
                         ----------------------------
     statements (not, however, the management accounts) of CSN GmbH as of December 31, 1999 are herein referred to as the "Company Balance Sheet" and
                                                      ---------------------
     the management accounts of CSN GmbH as of January 31, 2000 are herein referred to as the "Closing Balance Sheet." The Company Financial
                         ---------------------
     Statements fairly present the financial position and results of operations of CSN GmbH as of the dates and for the periods indicated, in accordance with the generally accepted accounting principles pursuant to the relevant provisions of the German Commercial Code, consistently applied in accordance with CSN GmbH's past practice, except for any deviations therefrom that are disclosed on Schedule 2.2. CSN GmbH has no liabilities
                                     ------------
     or obligations of any nature (absolute, contingent or otherwise) that are not fully reflected or reserved against in the Company Balance Sheet, except liabilities or obligations incurred since the date of the Company Balance Sheet in the ordinary course of business and consistent with past practice that are not in excess of DM 75,000 in the aggregate or DM 20,000 for each individual case. CSN GmbH maintains standard systems of accounting that are adequate for its business. CSN GmbH is not a guarantor, indemnitor, surety or other obligor of any indebtedness of any other person. Based on the assumption of non-distribution of profits in the Company Balance Sheet, CSN GmbH has an equity equipment within the meaning of sec. 266 (3) (a) German Commercial Code as of December 31, 1999 in a minimum amount of DM 364,331.97. For purposes of this equity equipment of CSN GmbH sec. 269 German Commercial Code

STOCK PURCHASE AGREEMENT                                                 Page 11

     (expenditures for start up and expanding the business) shall not be taken into account.

     2.3  Absence of Certain Changes or Events

     Commencing January 1, 2000, CSN GmbH has not:

     (a) taken any action or entered into or agreed to enter into any transaction, agreement or commitment other than in the ordinary course of business;

     (b) forgiven or canceled any indebtedness or waived any claims or rights of material value;

     (c) granted any increase in the compensation of directors, officers, employees or consultants except the raise of Mr. Wolfgang Eichfelder's monthly salary from DM 6,750 to DM 7,500 effective as of January 1, 2000;

     (d) suffered any change having a material ("wesentlich") adverse effect on the CSN GmbH's business operations, assets, liabilities (absolute, accrued, contingent or otherwise) condition (financial or otherwise) or prospects. The sales forecast for the year 2000 ("Auftrags-/Umsatzplanung") has been delivered as Schedule 2.3.;
                                                            --------------

     (e) knowingly permitted or allowed any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any encumbrance;

     (f) purchased or sold, transferred or otherwise disposed of any of its material properties or assets (real, personal or mixed, tangible or intangible);

     (g) failed to protect any rights to the use of any trademark, trade name, patent, copyright or confidential information of CSN GmbH in a manner that CSN GmbH typically uses to protect such proprietary information in the normal course of its business.

     (h) made any capital expenditure or commitment ("Investitionen in das Anlagevermogen oder Verpflichtungen dazu") in excess of DM 20,000 individually or DM 75,000 in the aggregate;

     (i) made any change in any method of accounting or accounting practice or internal control procedure;

     (j) issued any share capital or other securities, or declared, paid or set aside ("Ruckstellung") for payment of any dividend or other distribution in respect of its capital stock; or

     (k) agreed, whether in writing or otherwise, to take any action described in this Subsection 2.3.

     2.4. Taxes

     a.        (Compliance with Tax Law): CSN GmbH (i) has timely filed or
                -------------------------
          caused to be filed all tax returns, which returns are complete and correct in all material respects, required to be filed prior to the Closing Date by them with any tax or other governmental authority in any jurisdiction, (ii) has paid prior to the Closing Date in full all federal, state, local or foreign taxes, levy, fees, duties, fiscal and social security or similar charges, including interest and penalties thereon based on its income, capital, net worth, sales, employment, business, imports, or assets (collectively, "Taxes") shown on such
                                                       -----
          returns, or made adequate provision therefor, (iii) has made adequate accrual ("Ruckstellung") on their books, in accordance with generally accepted accounting principles under the provisions of the German Commercial Code, of all Taxes that are or may become due but have not yet been paid and (iv) is not engaged in any material dispute with any tax or social security authorities.

     b.        (Tax Assessments): With the exception of fiscal year 1999, CSN
                -----------------
          GmbH`s corporate income tax returns have been assessed ("verbeschieden") by the respective tax authorities for all past periods; all deficiencies asserted against CSN GmbH as a result of such assessments have been paid or finally settled. There are no audits pending of the tax returns filed by or on behalf of CSN GmbH.

     c.   (Books and Records): All accounts, books, financial and other records
          -------------------
          of CSN GmbH, including but not limited to, all deeds regarding CSN GmbH and their business (the "Company Records") have been fully,
                                        ---------------
          properly and accurately maintained. Such Company Records are in the possession of CSN GmbH to the extent applicable statutory retention periods have not expired, and contain true and accurate records in all material respects of all matters required by law and the local accounting and bookkeeping practice. The Company Records do not contain or reflect any material inaccuracies or discrepancies and provide a fair view of the status of CSN GmbH.

     d.   (Constructive dividends distribution): If since the foundation of CSN
           -------------------------------------
          GmbH there have occurred any constructive dividends distributions ("verdeckte Gewinnausschuttungen") in CSN GmbH, the Shareholders will be liable to the Acquiror to compensate for any resulting damages or losses in accordance with the provisions of Article IV.

     2.5  Real Property

     a.        CSN GmbH does not own any real property.

     b.   Schedule 2.5. sets forth a correct and complete list of all leases,
          -------------
          subleases and other agreements under which CSN GmbH uses or occupies or has the right to use or occupy, now or in the future, any real property. Each lease is valid, binding and in full force and effect.

     2.6. Assets

     a.   Schedule 2.6 contains a complete and accurate list of each item of
          ------------
          personal property ("bewegliches Vermogen") having a value as of the Closing Date in excess of DM 20,000 book value that is owned, leased, rented or used by CSN GmbH (the "Personal Property"); provided that
                                           -----------------
          such list need not include the Technology (Subsection 2.11) or the Intellectual Property (Subsection 2.10) to the extent these are disclosed in other Schedules thereto. All Personal Property is in good repair and usable condition.

     b. Any personal property except for Intellectual Property (Subsection 2.10) and Technology (Subsection 2.11) is free of all encumbrances and other third party rights except for any test equipment provided to CSN GmbH by third parties. CSN GmbH has not granted any lease, sublease or license of any portion of personal property, except in the ordinary course of business.

     2.7  Contracts to CSN GmbH by third partner

     Unless already disclosed in Schedules 2.1 or 2.5, Schedule 2.7 contains a
                                 --------------------- ------------
     complete and accurate list of all contracts, oral or written, to which CSN GmbH is currently a party or by which CSN GmbH is currently bound providing for potential payments by or to CSN GmbH in excess of DM 75,000 for the fiscal year 2000, including, without limitation, all leases, subleases, rental agreements, contracts of sale, and all security agreements, license agreements, software development agreements, distribution agreements, joint venture agreements, reseller agreements, credit agreements and instruments relating to the borrowing of money. Except as otherwise indicated in Schedule 2.7. and the documents
                                             -------------
     referenced therein, all contracts set forth on Schedule 2.7. are binding
                                                    -------------
     and enforceable in accordance with their terms against each party thereto, CSN GmbH has performed in all material respects all obligations imposed on it thereunder. To the knowledge of CSN GmbH no other party to such contracts is in default thereunder, and to CSN GmbH's knowledge there is no event that with notice or lapse of time, or both, would constitute a default by CSN GmbH. To CSN GmbH`s knowledge, no other party to one of the agreements listed in Schedule 2.7. intends to terminate an agreement prior
                          -------------
     to the expiration of the agreed contractual period or short of the period of ordinary notice.

     2.8  Legal Proceedings

     Except as set forth on Schedules 2.8., no claims have been raised
                            --------------
     ("geltendgemachte Anspruche"), and there are no law suits, arbitration proceedings or investigations by a public authority pending. Except as set forth on Schedules 2.8., to CSN GmbH's or each Shareholder's knowledge no
              --------------
     such claims, law suits, arbitration proceedings, investigations or proceedings by a public authority are threatened by or against CSN GmbH before or by any court or public authority or any other person. To the best knowledge of CSN GmbH and the Shareholders there is no valid basis for any such claim, suit, arbitration, proceeding or investigation. There are no outstanding (unsatisfied) judgments or orders, to which CSN GmbH is a party or by which it is bound. Schedule 2.8. and the documents referenced therein
                              -------------
     set forth a description of any material disputes that have been settled or resolved by litigation or arbitration since January 1, 1997.

     2.9  Labor and Employment Matters

     a. There are no labor disputes, pending or, to CSN GmbH's or each Shareholder's knowledge, threatened against or involving CSN GmbH by any of its present or former employees. CSN GmbH has complied with all provisions of labor law including terms and conditions of employment contracts. CSN GmbH is not engaged in any illegal labor practice and has no liability for any arrears of wages or taxes or penalties for failure to comply with any such provisions of law. There is no labor strike, pending or, to CSN GmbH's and each Shareholder's knowledge, threatened against or affecting CSN GmbH, and CSN GmbH has not experienced any work stoppage or other labor difficulty since its incorporation. No collective bargaining agreement is binding on CSN GmbH. Neither CSN

          GmbH nor any Shareholder has knowledge of any organizational efforts presently being made or threatened by or on behalf of any labor union with respect to employees of CSN GmbH. Each employee, officer and consultant of CSN GmbH has executed a nondisclosure agreement. To CSN GmbH's and each Shareholder's knowledge, no employee (or person performing similar functions) of CSN GmbH is in violation of any such agreement or employment agreement, noncompetition agreement, invention assignment agreement, proprietary information agreement or other contract or agreement relating to the relationship of such employee with CSN GmbH.

     b.   Schedule 2.9. (b) sets forth a true and complete list of all employees
          -----------------
          (excluding the managing directors) with information on salary and pensions of employees, all group insurance programs in effect for employees of CSN GmbH; the applicable termination period and the names and current compensation packages of all independent contractors ("Subunternehmer") and consultants ("Berater") of CSN GmbH except for professional advisers who are subject to termination without notice.

     2.10 Intellectual Property

     a.   Ownership and Registration: Schedule 2.10. (a) contains a list of all
                                      ------------------
          registered intellectual property including patents, utility patents, trademarks, service marks, registered applications for any of the foregoing in any country where a registration took place, and any other similar registered intellectual property rights in other jurisdictions (the "Registered Intellectual Property") owned by CSN
                             ----------------------------------
          GmbH. The Registered Intellectual Property and the know-how owned by CSN GmbH as well as all copyrighted material and other technology, including computer software, necessary for the operation of their business as currently conducted are hereinafter together referred to as the "Company Intellectual Property".
                 ------------------------------

     b.   Schedule 2.10. (b) sets forth a list of all Internet domain names used
          ------------------
          by CSN GmbH in its business (collectively, the "Domain Names"). CSN
                                                          ------------
          GmbH has a valid registration and all material rights (free of any material restriction) in and to the Domain Names, including, without limitation, all rights necessary to continue to conduct the CSN GmbH's business as it is currently conducted.

     c.   Infringement of Rights of Third Parties: CSN GmbH has not infringed
          ----------------------------------------
          and is not infringing the intellectual property of any third party and CSN GmbH has not received any written notification alleging such infringement. There is no outstanding claim against CSN GmbH for infringement of any intellectual property of third parties.

     d.   Infringement or Challenge by Third Parties: To the best of the
          -------------------------------------------
          Shareholders` knowledge, the Company Intellectual Property has not been and is not being infringed or challenged by any third party, and CSN GmbH has not given any written notice alleging such infringement.

     e.   Proprietary Information: Neither CSN GmbH nor their employees have
          ------------------------
          breached any confidentiality obligation to any third party which breach has a material effect before, on or beyond the Closing Date.

     f.   Renewal Fees: Up to the Closing Date, all application and renewal
          -------------
          fees, costs and charges relating to the Company Intellectual Property have been duly paid.

     2.11.  Technology

     a. CSN GmbH owns or has licensed and has all rights that are required to conduct its business as now conducted in and to the following:
            (a) all products, tools, computer programs, specifications, source code, object code, graphics, devices, techniques, algorithms, methods, processes, procedures, packaging, trade dress, formulas, drawings, designs, improvements, discoveries, concepts, user interfaces, "look and feel" software, development and other tools, content, inventions (whether or not patentable or copyrightable and whether or not reduced to practice), designs, logos, themes, know-how, concepts and other technology that are now, or during the two years prior to the Closing Date have been developed, produced, used, marketed or sold by CSN GmbH (collectively, the "Technology-Related
                                                             ------------------
            Assets"); and (b) all intellectual property and other proprietary
            ------
            rights ("Schutzrechte") in the Technology-Related Assets, including, without limitation, all trade names, trademarks, domain names, service marks, logos, brand names and other identifiers, trade secrets, copyrights, and domestic and foreign letters patent, and the registrations, applications, renewals, extensions and continuations (in whole or in part) thereof.

     b.             Schedule 2.11.(b) sets forth a list of all products and
                    -----------------
            tools developed or produced by CSN GmbH during the two years prior to the Closing Date. Such items are, together with all prior versions orpredecessors to such products or tools, called the "Products". Such list need not contain any customer specific
             --------
            projects, products or tools. These items, however, shall be included within the definition of Products. Except for the Third Party Technologies (as defined in Subsection 2.11.(c)), CSN GmbH owns all right, title and interest in and to the following (collectively, the "Technology"), free and clear of all encumbrances: (a) the Products,
             ----------
            together with any and all codes, techniques, software tools, formats, designs, user interfaces, content and "look and feel" related thereto; (b) any and all updates, enhancements ("Verbesserungen"), corrections, modifications and new releases related to the items set forth in clause (a) of this Subsection; (c) any and all technology and work in progress related to the items set forth in clauses (a) and (b) of this Subsection; and (d) all inventions, discoveries, processes, designs, trade secrets, know-how and other confidential information related to the items set forth in clauses (a), (b) and (c) of this Subsection 2.11(b). The Technology, excluding the Third Party Technologies, is sometimes referred to herein as the "Company
                                                                -------
          Technology."
          ----------

     c. All Technology used in CSN GmbH's business for which CSN GmbH does not own all right and title is herein called the "Third Party Technology".
                                                        ----------------------
          All license agreements or other contracts pursuant to which CSN GmbH has the right to use the Third Party Technologies shall be referred to as the "Third Party Licenses". CSN GmbH has the lawful right to use
                  --------------------
          (free of any material restriction) (a) all Third Party Technology that is incorporated in or used in the development or production of the Company Technology, and (b) all other Third Party Technology necessary for the conduct of the CSN GmbH's business as now conducted or as presently proposed to be conducted. All Third Party Licenses are valid, binding and in full force and effect, and to the best of CSN GmbH's knowledge, each party thereto has performed in all material respects their obligations thereunder. To the best of Shareholders' knowledge, no event or circumstance has occurred that with notice or lapse of time or both would constitute a default or event of default on the part of CSN GmbH. To the best of Shareholders' knowledge, no other party to such Third Party Licenses has the right to prematurely terminate or modify any such license. CSN GmbH has not received notice that any party to any Third Party License intends to cancel, terminate or refuse to renew such Third Party License or to exercise or decline to exercise any right thereunder.

     d.   Except as set forth on Schedule 2.11. (d), (a) CSN GmbH has not
                                 ------------------
          disclosed any source code regarding the Technology to any person or entity other than an employee of CSN GmbH under a written nondisclosure agreement; (b) CSN GmbH has at all times maintained and diligently enforced commercially reasonable procedures to protect all confidential information relating to the Technology;

     e.   Except as set forth on Schedule 2.11.(e), the Technology is free from
                                 -----------------
          known material defects and substantially conforms to the applicable specifications, documentation and samples of such Technology.

     f. The Products (excluding all prior versions or predecessors) will accurately process date data (including, but not limited to, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, including, without limitation, leap year calculations, without a material decrease in the functionality of the Products. The Products are designed to be used prior to, during and after the calendar year 2000 A.D. and will operate during each such time period without error relating to date data, specifically including any error relating to, or the product of, date data that represents or references different centuries or more than one century and the accurate display of such data. No customer of CSN GmbH has any claim for non-compliance of the Products as relates to year-2000-functionality.

     2.12 Licenses and Permits

     CSN GmbH possesses all public or administrative licenses permits and other rights required by applicable law to continue its business as presently conducted. CSN GmbH is in all material respects in compliance with all terms and conditions of required permits and licenses, and is also in all material respects in full compliance with all other limitations, restrictions, conditions and timetables contained in those laws or provisions or contained in any regulation, order (decree), judgment, or demand letter issued, entered, promulgated ("verkundet") or approved thereunder and applicable to CSN GmbH, necessary to continue their business in its present scope.

     2.13 Insurance

     CSN GmbH has all insurances in place as represented on Schedule 2.13.
                                                            -------------

     2.14 Brokers or Finders

     CSN GmbH has not incurred, and will not incur, directly or indirectly, as a result of any action taken by or on behalf of CSN GmbH, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     2.15 Bank Accounts

     Schedule 2.15. sets forth the names and locations of all banks, and other
     --------------
     financial institutions at which CSN GmbH maintains safe deposit boxes or accounts of any nature and the names of all persons authorized to draw on, make withdrawals from or have access to those safety deposit boxes or accounts.

     2.16  Full Disclosure

     No information furnished by CSN GmbH to Onyx, Acquiror or their representatives in connection with this Agreement (including, but not limited to, the Company Financial Statements and all information disclosed on the Schedules hereto) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements so made or information so delivered not misleading.


                  ARTICLE III OBLIGATIONS AND WARRANTIES OF
                      SHAREHOLDERS RELATING TO ONYX STOCK

     The Shareholders herewith represent and warrant, and each of them individually and independent from each other, to Acquiror and to Onyx as third party beneficiary that, except as expressly disclosed in this Agreement or in the Exhibit to this Agreement, as follows:

     3.1   Investment for Own Account

     The Shareholders are acquiring the Onyx Shares for their own account, for investment only and not with a view to resale or distribution.

     3.2   Access and Information

     The Shareholders have been given access to full and complete financial and business information regarding Onyx and the Onyx Shares, including without limitation, true and complete copies of its final prospectus dated February 11, 1999 with respect to its initial public offering, its Quarterly Reports on Form 10-Q with respect to the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999, all Current Reports on Form 8-K filed after the date of the Prospectus and the press release dated January 31, 2000 with respect to certain financial results for the quarter and year ended December 31, 1999; the Shareholders have utilized such access to his or her satisfaction for the purpose of attaining information about the Onyx and the Onyx Shares.

     3.3   No Registration

     The Shareholders acknowledge that the Onyx Shares have not been registered under the United States Securities Act of 1933, as amended (the "Securities
                                                                      ----------
     Act"), or any applicable state securities laws, and therefore constitute
     ---
     "restricted securities" within the meaning of Rule 144 thereof, and that the Onyx Shares may not be offered or sold in the United States or for the account or benefit of U.S. persons (as described below) except in reliance on an exclusion from such registration pursuant to Regulation S of the Securities Act. The Shareholders acknowledge that Onyx has no obligation to register the Onyx Shares under the Securities Act or any applicable state securities law.

     3.4  Transfer Restrictions

     The Shareholders will not offer, sell or otherwise transfer any of the Onyx Shares, directly or indirectly, except as permitted by the terms of the Onyx Shares and unless (i) the disposition is to Onyx; (ii) the disposition is made outside the United States in compliance with the requirements of Rule 903 or Rule 904 of Regulation S, if available (or such successor rule or regulation as then in effect); (iii) there is in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement;
     (iv) the disposition complies in all respects with Rule 144 or Rule 145 under the Securities Act, or (v) in a transaction that does not require registration under the Securities Act and any applicable state securities laws and the Shareholders have, prior to such disposition, furnished to Onyx an opinion of counsel of recognized standing reasonably satisfactory to Onyx to the effect that such transaction does not require registration under the Securities Act and any applicable state securities laws;

     3.5  No Hedging Transactions

     The Shareholders will not engage in hedging transactions with regard to the Onyx Shares during the one year "distribution compliance period" beginning on the date hereof unless in compliance with the Securities Act.

     3.6  Non-U.S. Person

     The Shareholders (i) are not a U.S. Person (as such term is defined in Regulation S) and are not acquiring the Onyx Shares for the account or benefit of a U.S. Person and (ii) were not offered, did not execute and did not deliver this Agreement while in the United States.

     3.7  Legends

     The Shareholders understand that upon the original issuance thereof, and until such time as the same is no longer required under applicable requirements of the Securities Act or applicable state securities laws, certificates representing the

     Onyx Shares, and all certificates issued in exchange therefor or in substitution thereof, shall bear the following (or a substantially similar) legend:

          THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY (A) TO THE COMPANY, (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, IF AVAILABLE, (C) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, (D) IN A TRANSACTION THAT COMPLIES IN ALL RESPECTS WITH THE REQUIREMENTS OF RULE 144 OR RULE 145 UNDER THE SECURITIES ACT, IF AVAILABLE, AND IN COMPLIANCE WITH ANY STATE SECURITIES LAWS, OR (E) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, PROVIDED THAT, PRIOR TO SUCH DISPOSITION, THE HOLDER HAS FURNISHED TO THE COMPANY AN OPINION OF COUNSEL OF RECOGNIZED STANDING REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

          THE HOLDER HEREOF MAY NOT ENGAGE IN ANY HEDGING TRANSACTIONS WITH RESPECT TO THE SECURITIES EVIDENCED HEREBY FOR A PERIOD OF ONE YEAR FROM THE DATE OF ORIGINAL ISSUANCE UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

     The Shareholders acknowledge that Onyx will refuse to register any transfer of the Onyx Shares if such transfer is not made in accordance with the legend set forth in the subparagraph above.

     3.8  Compliance with Regulation S

     Onyx will refuse to register any subsequent transfer of the Onyx Shares if such transfer is not made in accordance with Regulation S of the Securities Act, pursuant to registration under the Securities Act or pursuant to an available exemption from registration under the Securities Act.

     3.9  Onyx Covenance

     Onyx hereby covenants and warrants that, from and after the first anniversary of the Closing Date, it shall not take any action that would render the Onyx Shares ineligible for public resale by the Shareholders in the United States pursuant to an exemption from registration under the Securities Act. The foregoing warranty shall not apply to actions taken by Onyx in compliance with (i) the laws of the United States or (ii) Onyx's insider trading policy. Further, Onyx agrees to use all reasonable efforts to assist Shareholders in their efforts to sell the Onyx Shares.


               ARTICLE IV - REMEDIES IN CASE OF A BREACH OF THE
                        REPRESENTATION S AND WARRANTIES

     4.1  Remedies

     (a)       If a representation or warranty contained in Article II or
          Article III of this Agreement is breached, the Shareholders shall be entitled to cure the breach of the representation or warranty within a reasonable period of time which in no event shall exceed three months after the Acquiror has notified the Shareholders in writing of the breach, unless immediate action is required in order to secure the continuation of the business operation. In case the Shareholders elect not to cure the breach or fail to cure the breach within such aforementioned reasonable period of time and the damage is not covered by an accrual ("Ruckstellung"), the Shareholders at the sole discretion of the Acquiror shall be obliged

          (i) to indemnify and hold Acquiror harmless from any and all damages (excluding all types of punitive damages under U.S. law) suffered by it as a result thereof to the extent necessary to put Acquiror into the economic position which it would have enjoyed if the representation or warranty had not been breached, including without limitation consequential damages and all costs and expenses (including reasonable attorneys' fees); or

          (ii)to put CSN GmbH into the economic position which it would have enjoyed if the representation or warranty had not been breached, including without limitation consequential damages and all costs and expenses (including reasonable attorneys' fees).

STOCK PURCHASE AGREEMENT                                                 Page 24

          Notwithstanding the foregoing, in the event any claim is based on a breach of Subsection 2.11(e) for any Technology provided to customers of Acquiror or CSN GmbH or third parties after the Closing Date, no consequential damages shall be awarded.


     (b) The right of the Acquiror to rescind ("wandeln") shall be restricted to the case that a breach causes direct or indirect financial damages in excess of DM 1 million. The Acquiror must exercise said right to rescind during a period of six months from the Closing Date.


     (c) For any and all obligation under this Subsection 4.1. the Shareholders shall be held jointly and severally liable in the meaning of sec. 421 ff. German Civil Code.


     (d) Any and all financial claims of Onyx and/or the Acquiror against the Shareholders shall be satisfied through Shareholders' other assets only to the extent that they cannot be satisfied through the Pledged Shares which practice shall, for tax purposes of the Shareholders, be regarded as lowering the Purchase Price ("Verringerung des Kaufpreises" nicht "Minderung" des Kaufpreises i.S.v. (S)(S) 459ff
          BGB).

     4.2  Limitation

     Save for acts of gross negligence or willful misconduct, the Shareholders entire liability hereunder shall be limited to DM 4,500,000 plus the price of the Onyx Shares on the Nasdaq stock exchange at the first anniversary of the Closing Date.

     4.3  Cooperation

(a) In the event of a breach of warranty or representation by the Shareholders, both parties agree that they shall work together and fully cooperate in an attempt to resolve such situation. Acquiror and Onyx shall provide all reasonable assistance and/or shall cause CSN GmbH to provide all reasonable assistance to Shareholders in their attempts to remedy any breach of warranties. In particular, if a third party raises claims against CSN GmbH and/or the Acquiror which could lead to any claims of the Acquiror against the Shareholders, or if a fiscal or any other audit is announced by any public and/or tax authorities, the Acquiror shall without delay inform both of the Shareholders in writing about any such claims or audits and provide the Shareholders with copies of all correspondence and relevant documents.

STOCK PURCHASE AGREEMENT                                                 Page 25

(b) The Acquiror shall inform both of the Shareholders in writing about all meetings of decisive relevance with third parties and/or any authorities. The Shareholders and their respective professional advisers shall be entitled to participate in all such aforementioned meetings. If and as long as any of the Shareholders is employed with CSN GmbH or affiliated companies he shall be granted leave to the extent necessary to participate in such meetings.

(c) The Acquiror shall defend any claims, actions, law suits or investigations by a public authority and shall cause CSN GmbH to do the same. Should CSN GmbH and/or the Acquiror fail or refuse to take any such measures to defend any claims, actions, law suits or investigations by a public authority, the Shareholders shall be entitled to demand to initiate or join any proceedings, to the extent permissible under the applicable law, at their own cost. To the extent that such right is denied for whatever reason, the Shareholders shall be released from respective damages claims.

     4.4  No Restriction of Warranties

     The representation and warranty given to Onyx and/or the Acquiror by the Shareholders under Article II or Article III of this Agreement are not in any manner restricted by the due diligence investigation conducted by Onyx or its affiliates and/or its advisors. Any investigation and/or objection obligations of Onyx and/or the Acquiror, in particular the obligations of the Acquiror under sec. 377, 378 German Commercial Code, if any, are herewith excluded.

     4.5  Period of Warranties

     Subject to anything to the contrary in this Agreement, the claims of Onyx and/or the Acquiror based upon a breach of a representation or warranty shall be time-barred after twenty-four (24) months after the Closing Date, except for claims based on Subsection 2.1 (a) and (b) which shall be subject to the legal limitation period applicable by virtue of law. The claims of Onyx and/or the Acquiror based upon a tax assessment or an audit of the taxing authorities shall be time-barred six (6) months after the relevant tax assessment has become legally binding and is subject to no further appeal, at the latest, however, five (5) years after the Closing Date. Notwithstanding the foregoing, in no event shall any claim be time barred if such claim is based on the fraudulent conduct of the Shareholders.

STOCK PURCHASE AGREEMENT                                                 Page 26

           ARTICLE V - FURTHER CO-OPERATION/NON COMPETITION COVENANT

     5.1  Further co-operation

     The shareholders have entered into new employment contracts with CSN GmbH (the Acquiror has also signed these contracts as future shareholder), which shall not be changed by either party unless this agreement is rescinded.

     5.2  Non Competition Covenant

     For a period of three (3) years after the Closing Date, the Shareholders will neither jointly nor separately, whether on their own behalf and/or account or for any other person, firm, company or organization, directly or indirectly engage in any activity by which they would compete directly or indirectly with the current or future business activity of Acquiror or CSN GmbH, nor will they engage in any activity which would result directly or indirectly in any such competition. The Shareholders will in particular neither jointly nor separately establish a firm, company or organization, which competes directly or indirectly with Onyx, Acquiror or CSN GmbH, nor will they hold shares or any other participation of more than five (5) percent in such firm, company or organization or consult such firm, company or organization.

     5.3  Release from Liabilities

     (a) The Acquiror shall use its best efforts to have Shareholder 1 released from (i) his liability under the pledge of his life insurance policy (certificate no. 6 380 537-8 issued by Schweizerische Lebensversicherungs-und Rentenanstalt) to Reuschel & Co. pursuant to an agreement dated March 25, 1996, and (ii) his personal guarantee ("selbstschuldnerische Burgschaft") given to Reuschel & Co. in the amount of DM 96,000, both securing the current accounts of CSN GmbH with Reuschel & Co.

     (b) The Acquiror shall use its best efforts to have Shareholder 2 released from his personal guarantee securing the office lease of CSN GmbH under an agreement with Reuschel & Co dated October 15, 1997.

     (c) If, in spite of Acquiror's best efforts the aforementioned security holders refuse to agree to such release, the Acquiror shall indemnify the

STOCK PURCHASE AGREEMENT                                                Page 27
          respective Shareholder from any liability arising out of the aforementioned security agreements.

                      ARTICLE VI - POST-CLOSING COVENANTS

     6.1  Further Action

     In case that at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each party to this Agreement shall use its reasonable best efforts to take all such action. No party to this Agreement will undertake any course of action inconsistent with this Agreement or which would make any representations, warranties or agreements made by such party in this Agreement or in the documents related thereto untrue. Each party hereto, at the request of and without any further cost or expense to the other parties, will take any further actions necessary or desirable to carry out the purposes of this Agreement or any related documents, to vest in the Acquiror full title to the Target Shares and to effect the issuance and transfer of the Onyx Shares to the Shareholders pursuant to the terms and conditions hereof.

     6.2  Market Standoff

     Each Shareholder agrees that he shall not, without the prior written consent of Onyx, directly or indirectly, sell, offer to sell (including, without limitation any short sale), grant any option to purchase or otherwise transfer or dispose of (collectively, "Transfer") any Onyx Shares
                                                      --------
     held by him until one year after the Closing Date. Each Shareholder further agrees that, after the one-year period described above, he shall not, without the prior written consent of Onyx, Transfer more than 50 percent of the number of Onyx Shares issuable to him pursuant to the sale in any three-month period.

     Notwithstanding the foregoing, the Transfer restrictions shall not apply to
     (i) any pledge made pursuant to a loan transaction that creates a mere security interest, (ii) any transfer to the ancestors, descendants or spouse (or to the trusts for the benefit of such persons) of a Shareholder; provided that (i) the transferring Shareholder shall inform Onyx in writing of such Transfer no less than 15 days prior to effecting it; (ii) the pledgee or transferee furnishes Onyx with a written agreement to be bound by and comply with all the provisions of this Agreement and (iii) the Transfer is made in compliance with the United States securities law restrictions described in Article III.

STOCK PURCHASE AGREEMENT                                                Page 28

     6.3  Publicity

     Except as otherwise required by law, no party hereto shall issue any press release or otherwise make any statements to any third party with respect to this Agreement or the transactions contemplated hereby until the issuance by Onyx (or Acquiror) and CSN GmbH of a joint press release announcing the transactions contemplated hereby that shall be prepared by them in cooperation. This prohibition shall not apply to disclosure made by either party to such party's accountants, attorneys, or other business advisors.


                             ARTICLE VII - GENERAL

     7.1  Tax Matters

     Except as otherwise provided in this Agreement, neither party to this Agreement makes any representation or warranty with respect to, and expressly disclaims any responsibility for, any tax consequences to the other party arising out of the structure or terms of this Agreement or the negotiation or consummation hereof. Both parties have consulted with their own tax advisors in such matters and are solely responsible for any such tax consequences.

     7.2  Expenses

     Regardless of whether the transactions contemplated by this Agreement are consummated, each party shall pay its own fees and expenses incident to the negotiation, preparation and execution of this Agreement and the related documents (including legal and accounting fees and expenses); provided, however, that the attorneys' fees and expenses of the prevailing party in any action brought hereunder shall be paid as provided by the applicable law and the notarial fees for the recording of this Agreement shall be borne fifty (50) percent by the Shareholders (35 % Shareholder 1, 15 % Shareholder 2) and fifty (50) percent by the Acquiror.

     7.3  Notices

     (a) Any notice required to be given hereunder shall be in writing and in English (except for official documents originated in German) and shall be given by personal delivery, certified or registered mail, confirmed facsimile transmission by sender's fax machine ("Sendeprotokoll"), or courier service, in each case addressed as respectively set forth below or to such other address as any party shall have previously designated by such a notice.

STOCK PURCHASE AGREEMENT                                                 Page 29
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          The effective date of any notice shall be the date of personal delivery, four days after the date of mailing by certified or registered mail, the date on which successful facsimile transmission is confirmed or the date undertaken for delivery by a reputable courier service, as the case may be, in each case properly addressed as provided herein and with all charges prepaid. Notice shall be deemed given if delivered to Onyx or the Shareholders. All other copies shall be for convenience only and are not required to prove official notice has been given.

     (b) Onyx herewith appoints the law firm of Lovells Boesebeck Droste, Marstallstrabe 8, 80539 Munchen to act as its service agent for purposes of official service of any court documents in connection with this Agreement and any legal proceedings arising thereunder.

TO ONYX OR ACQUIROR:

Onyx Software Corporation
3180 139th Avenue S.E., Suite 500
Bellevue, WA 98005  U.S.A.
Fax:  (425) 732-2413
Attention: Brent Frei, Chief Executive Officer and
           Paul Dauber, General Counsel

with a copy to:

Perkins Coie LLP
1201 Third Avenue, 48th Floor
Seattle, WA 98101-3099
Fax: (206) 583-8500
Attention: Steve Graham and
             Alan C. Smith

and:

Lovells Boesebeck Droste
Marstallstrasse 8
80539 Munchen
Fax: 011-49-89-290-12-222
Attention: Dr. Georg Vorbrugg

TO THE SHAREHOLDERS:

STOCK PURCHASE AGREEMENT                                                 Page 30
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Ulrich Schaefer
Jaiserstrabe 37
82049 Pullach

Michael Locherer
Hagenerstrabe 14 a
82418 Murnau

STOCK PURCHASE AGREEMENT                                                 Page 31
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     7.4  Severability

     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

     7.5  Entire Agreement

     This Agreement, the Exhibit and the Schedules attached hereto constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

     7.6  Governing Law/Jurisdiction

     This Agreement including any rights and obligations, if any, of Onyx shall be governed by, and construed in accordance with, the laws of Germany provided, however, that Article III and matters regarding the sale and issuance of Onyx Shares shall be governed by United States securities law to the extent applicable. All actions and proceedings arising out of or relating to this Agreement including those with Onyx shall be heard and determined exclusively by the Regional Court Munich I (Landgericht Munchen
     I).

     7.7  Headings

     The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     7.8  Amendments

     This Agreement may not be amended except by an instrument in writing signed by the parties hereto or a notarial deed if so required by the applicable law.

STOCK PURCHASE AGREEMENT                                                 Page 32
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     7.9  Translations

     All German translations contained in this Agreement shall take precedence in the event of a dispute.

     7.10  Copies

     Each party to this contract shall receive a certified copy (Ausfertigung). Dr. Josef Zeller, Attorney at Law, Wittelsbacherplatz 1, 80333 Munich, and Dr. Michael Henninger, Attorney at Law, Marstallstrabe 8, 80539 Munich, each a copy.
     A certified copy (beglaubigte Abschrift )shall be sent to Finanzamt - Korperschaftsteuerstelle-.


                                 *     *     *

     All Schedules were signed by those present. It was waived to have them read aloud except for Schedule 2.8. The Exhibit and all Schedules are essential parts of this document and attached to it. Schedule 2.8 was translated by Dr. Henninger.

     This notarial deed together with the Exhibit 1 and Schedule 2.8 was read aloud by the Notary, approved and signed by the persons appearing as follows:

STOCK PURCHASE AGREEMENT                                                 Page 33